                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                                SOFTWORKS, Inc.
--------------------------------------------------------------------------------
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          pursuant to Exchange Act Rule 0-11:

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     previously. Identify the previous filing by registration statement number,
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

                                SOFTWORKS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 AUGUST 9, 1999


                            ------------------------

To the Stockholders of
SOFTWORKS, Inc.


     The Annual Meeting of Stockholders of SOFTWORKS, Inc. will be held on Monday, August 9, 1999 at The Hampton Inn, Alexandria-Oldtown South, 5821 Richmond Highway, Alexandria, Virginia 22303 at 10:00 a.m. You will vote on:



     1. The election of one director to Class II of the Board of Directors to serve until the 2002 Annual Meeting of Stockholders or until his successor has been duly elected and qualified and the election of one director to Class III of the Board of Directors to serve until the 2001 Annual Meeting of Stockholders or until his successor has been duly elected and qualified; and


     2. A proposal to amend article FOURTH of the Certificate of Incorporation to reduce the number of authorized shares of common stock from 152,000,000 to 52,000,000.

     Stockholders will also vote on any other business as may properly come before the meeting or any adjournments or postponements of the meeting.


     Only stockholders of record on the books of SOFTWORKS at the close of business on June 21, 1999 will be entitled to vote at the Annual Meeting or at any adjournments or postponements of the meeting. Please sign, date and return the enclosed proxy at your earliest convenience so that your shares are voted as you specify.


                                          By Order of the Board of Directors,

                                          JUDY G. CARTER
                                          President and Chief Executive Officer


Dated: June 25, 1999

Alexandria, Virginia

                                SOFTWORKS, INC.
                             5845 RICHMOND HIGHWAY
                           ALEXANDRIA, VIRGINIA 22303

                         ANNUAL MEETING OF STOCKHOLDERS

                             MONDAY, AUGUST 9, 1999


                                PROXY STATEMENT


     Our Annual Meeting of Stockholders will be on Monday, August 9, 1999 at The Hampton Inn, Alexandria-Oldtown South, 5821 Richmond Highway, Alexandria, Virginia 22303 at 10:00 a.m., for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Our Board of Directors is soliciting the enclosed proxy for use at the annual meeting. This proxy statement and the enclosed proxy are being mailed to stockholders beginning about June 25, 1999.


     If you sign and return a proxy in the accompanying form, the shares represented by your proxy will be voted the way you specify. You may revoke your proxy prior to its exercise either by sending a letter to SOFTWORKS, by delivering a subsequent proxy or by voting in person at the annual meeting.

VOTING RIGHTS


     Only stockholders of record on June 21, 1999 (the "Record Date"), will be entitled to vote at the annual meeting or at any adjournment or postponement of the annual meeting. On the Record Date, we had outstanding one class of voting securities, namely 17,139,734 shares of common stock, $.001 par value, excluding treasury shares. You are entitled to one vote for each share of common stock registered in your name. In order to elect directors, the affirmative vote of a majority of the votes cast at the meeting is required. In order to approve the proposed amendment to our certificate of incorporation reducing the number of authorized shares, the affirmative vote of a majority of the shares outstanding is required. In order to determine whether proposals requiring a majority of the votes cast at the meeting have received a majority vote, abstentions and broker non-votes will not be included in the vote totals. Broker non-votes are those instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy. Consequently, abstentions and broker non-votes will not effect the vote for directors, but will be counted in the determination of a quorum. The effect of an abstention and a broker non-vote is the same as a vote "against" the proposal to amend our certificate of incorporation.



     To the knowledge of the Board of Directors, who are soliciting your proxy, the only person who owned of record or beneficially as of the Record Date more than five (5%) percent of our outstanding common stock, was Computer Concepts Corp., 80 Orville Drive, Bohemia, New York 11716, which beneficially owns 7,027,267 shares, representing 41% of our outstanding common stock.


                             ELECTION OF DIRECTORS

     Our by-laws provide for a Board of Directors of not less than three nor more than nine directors, classified into three classes as nearly equal in number as possible, whose terms of office expire in successive years. Our Board of Directors now consists of five directors, with directors in each class as set forth below:

          CLASS I                     CLASS II                     CLASS III
    (TO SERVE UNTIL THE          (TO SERVE UNTIL THE          (TO SERVE UNTIL THE
     ANNUAL MEETING OF            ANNUAL MEETING OF            ANNUAL MEETING OF
   STOCKHOLDERS IN 1999)        STOCKHOLDERS IN 2000)        STOCKHOLDERS IN 2001)
   ---------------------        ---------------------        ---------------------
    Robert Devine(1)(2)       James A. Cannavino(1)(2)        Charles Feld(1)(2)
                                   Judy G. Carter

---------------
(1) Member of Audit Committee.


(2) Member of the Compensation Committee.

     Robert Devine, who is now a director in Class I, is nominated for election to hold office until our annual meeting of stockholders in 2002 or until his successor is chosen and qualified. Charles Feld, who is now a director in Class III, is nominated to hold office until our annual meeting of stockholders in 2001 or until his successor is chosen and qualified. Mr. Feld was initially elected by our shareholders to serve as a director in Class I, but was appointed to fill a vacancy in Class III by the remaining Board members. Shares which are represented by executed proxies in the form enclosed will be voted, unless otherwise indicated, for the election as a director of Messrs. Devine and Feld unless either or both of them is unavailable, in which event the shares represented by the proxy will be voted for a substitute nominee designated by the Board of Directors. Our Board of Directors has no reason to believe that either Mr. Devine or Mr. Feld will be unavailable or, if elected, will decline to serve.


     Directors who are not employed by us receive a fee of $2,000 for each Board of Directors or Committee meeting which he or she attends. During our fiscal year ended December 31, 1998, there were five meetings of the Board of Directors, two meetings of the audit committee and one meeting of the compensation committee. Each director attended or participated in all of the Board of Directors meetings and applicable committee meetings during the term of his or her directorship. Our audit committee is involved in discussions with our independent certified accountants with respect to the year end audited financial statements. We do not have a nominating committee.

     The following information, including stock ownership, is submitted with respect to our directors, each executive officer named in the "Summary Compensation Table" and for all executive officers and directors as a group:


                                                                   COMMON STOCK
                                                             BENEFICIALLY OWNED AS OF
                                                                      6/21/99
                                                             -------------------------
                                               DIRECTOR        NUMBER
NAME                                  AGE       SINCE        OF SHARES     PERCENTAGE
----                                  ---    ------------    ----------    -----------
James A. Cannavino..................  54     April 1998        707,469         4.0%(1)
Judy G. Carter......................  46     October 1993      208,334         1.2%(2)
C.R. Kinsey, III....................  53     --                281,666         1.6%(3)
Robert C. McLaughlin................  53     --                 48,333           *(4)
Robert Devine.......................  59     May 1998           42,000           *(5)
Charles Feld........................  56     July 1998          42,000           *(5)
All Directors and Officers
  as a Group (6 persons)............                         1,329,802         7.3%(1)(2)(3)(4)
                                                                                  (5)(6)


---------------
 * No officer or director owns more than one percent of our issued and outstanding common stock unless otherwise indicated.

(1) Includes options currently exercisable or exercisable within 60 days to purchase 500,000 shares of common stock.


(2) Includes options currently exercisable or exercisable within 60 days to purchase 208,334 shares of common stock.



(3) Includes options currently exercisable or exercisable within 60 days to purchase 281,666 shares of common stock.


(4) Includes options currently exercisable or exercisable within 60 days to purchase 48,333 shares of common stock.

(5) Includes options currently exercisable or exercisable within 60 days to purchase 42,000 shares of common stock.

(6) The address of each officer and director listed above is c/o SOFTWORKS, Inc., 5845 Richmond Highway, Suite 400, Alexandria, Virginia 22303.

PRINCIPAL OCCUPATIONS OF DIRECTORS

     James A. Cannavino has been our Chairman of the Board since April 1998. Mr. Cannavino is President and Chief Executive Officer of CyberSafe, Inc., a corporation specializing in network security. He was the President and Chief Executive Officer of Perot Systems Corporation through July 1997, and prior to that was a Senior Vice President at IBM, responsible for strategy and development. He also served on the IBM Corporate Executive Committee and Worldwide Management Council, and on the board of IBM's integrated services and solutions company. Mr. Cannavino currently is a consultant to Computer Concepts Corp. and serves on the boards of National Center for Missing and Exploited Children, 7th Level, Inc. and Marist College.

     Judy G. Carter has been our President and Chief Executive Officer and a director since October 1993. Prior thereto, Ms. Carter was our Chief Operating Officer from 1991. Ms. Carter started with us as a system software developer and progressed into a number of supervisory and managerial roles, culminating in her appointment as Vice President of technical services in 1990. Ms. Carter is a director of Fairfax Opportunities Unlimited, a non-profit organization.

     Robert Devine has been a director since May 1998. Mr. Devine has been a director and the Chief Executive Officer of Chemtainer Industries, Inc. for more than twenty years. Chemtainer Industries manufactures and distributes a diverse array of commercial and consumer products nationally and internationally with eleven plants located in nine states throughout the United States. Mr. Devine is also a director of Rototron Corp. and Tracey International, and has been a director and vice-president of the non-profit New York City Mental Health Association for more than ten years.

     Charles Feld has been a director since July 1998. Mr. Feld has been President of the Feld Group, Inc., a provider of temporary chief information officer consulting services, for more than the past five years. Since December 1997, Mr. Feld has also served as operating Chief Information Officer of Delta Air Lines. Prior thereto, from June 1992 until August 1997, Mr. Feld served as operating Chief Information Officer for Burlington Northern Santa Fe. Corp.

                                   MANAGEMENT

OFFICERS OF SOFTWORKS

     Our officers are:

NAME                                                     POSITION HELD
----                                                     -------------
James A. Cannavino.......................  Chairman of the Board
Judy G. Carter...........................  President and Chief Executive Officer
C.R. Kinsey, III.........................  Vice President, Secretary and
                                           Chief Technology Officer
Robert C. McLaughlin.....................  Treasurer (Chief Financial Officer)

     C.R. Kinsey, III, one of our co-founders, has been Vice President since May 1998 and has been Secretary and Chief Technology Officer since 1977. From 1977 until May 1998, Mr. Kinsey was also our Treasurer. In addition, Mr. Kinsey is a primary technical advisor to our technology division for new product research and development, product enhancements and services and support.

     Robert C. McLaughlin has been our Treasurer and Chief Financial Officer since March 1998. Prior thereto, Mr. McLaughlin was a Department Director with global responsibilities at Perot Systems Corporation in Dallas, Texas from November 1996 through December 1997. Mr. McLaughlin also served as Senior Vice President for a real estate investment venture in West Palm Beach, Florida from 1993 to 1996, as Vice President of First Union National Bank of Florida, N.A. in Fort Lauderdale from 1991 to 1993 and a Vice President of Southeast Bank, N.A. in Miami from 1987 to 1991.

     For a description of the business experience of Mr. Cannavino and Ms. Carter, see "Principal Occupations of Directors" on page 3.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation with respect to our Chief Executive Officer and our other most highly compensated executive officer other than the Chief Executive Officer ("named executive officers") whose total annual salary and bonus equaled or exceeded $100,000 for services rendered for the fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                     ANNUAL COMPENSATION
                                                           ----------------------------------------
                                                                        OTHER ANNUAL    ALL OTHER
                                                                        COMPENSATION   COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR    SALARY($)     BONUS($)        ($)(1)         ($)(2)
---------------------------          ----    ---------     --------     ------------   ------------
Judy G. Carter.....................  1997    $155,000(3)   $165,000(4)      --           $  1,000
  President and Chief                1998    $170,833
  Executive Officer

C.R. Kinsey, III...................  1997    $155,000(3)   $165,000(4)      --           $189,000
  Vice-President, Secretary          1998    $170,833                                    $114,611
  and Chief Technology Officer

---------------
(1) No Other Annual Compensation is shown because the amounts of perquisites and other non-cash benefits provided by us do not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.

(2) All Other Compensation includes royalties paid in respect of software products developed by such officers.

(3) Includes $5,000 deferred from 1996.

(4) Includes $77,500 deferred from 1996.

EMPLOYMENT AGREEMENTS


     We have entered into an agreement with Mr. James A. Cannavino pursuant to which he has agreed to serve as Chairman of our Board of Directors. As compensation for his services, Mr. Cannavino was granted options to purchase 1,200,000 shares of common stock, 600,000 of which are Type I options and 600,000 of which are Type II options. "Type I" options vested one-half on the earlier of (i) the closing date of our initial public offering (August 7, 1998), or (ii) December 31, 1998 and one-half on December 31, 1998. "Type II" options vest on December 31, 2002, subject to earlier vesting based upon the company reaching certain defined levels of net income. The agreement with Mr. Cannavino further provides for the issuance of a $500,000 full recourse loan to him for relocation or other purposes upon the effective date of our initial public offering. The money was lent to Mr. Cannavino and the loan is due on December 1, 2000. Mr. Cannavino also receives a monthly salary of $2,000 and is reimbursed for certain expenses.


     We have entered into employment agreements with each of Judy G. Carter, C.R. Kinsey, III and Robert C. McLaughlin, which started on the effective date of our initial public offering. The employment agreements with Ms. Carter and Mr. Kinsey terminate December 31, 2002 and the employment agreement for Mr. McLaughlin is for a three year term. The agreements automatically renew for additional one year periods unless we or the employee notifies the other party at least ninety days prior to the end of any renewal term that we or they desire to terminate such agreement. Pursuant to the agreements, Ms. Carter, Mr. Kinsey, Mr. McLaughlin, receive annual compensation of $200,000, $200,000, and $120,000, respectively and an incentive bonus based on meeting or exceeding annual or quarterly net income targets to be established by the board of directors. The incentive payments to Ms. Carter and Mr. Kinsey were up to $150,000 for 1998 and are up to $200,000 for each of the years 1999 through 2002. Each employment agreement also provides for certain payments following death or disability and further provides, in the event of a change in control of SOFTWORKS, as defined therein, the right, at the employee's election, to terminate the agreement and receive a lump sum payment of approximately three times his or her annual salary.

401(K) SAVINGS PLAN


     We sponsor a retirement plan (the "401(k) Savings Plan") intended to be qualified under section 401(k) of the Internal Revenue Code of 1986, as amended. All employees over age 21 who have completed at least 1,000 hours in their first year of employment by us are eligible to participate in the 401(k) Savings Plan. Employees may contribute to the 401(k) Savings Plan on a tax deferred basis up to 20% of their total annual salary, but in no event more than the maximum permitted by the Code ($10,000 in calendar 1998). After an employee has been with us for two years, we match 25% of all employee contributions up to $2,500 per year per employee, and all company contributions are fully vested. As of December 31, 1998, 161 employees participated in the 401(k) Savings Plan. For the fiscal year ended December 31, 1998, our contribution on behalf of 76 eligible participants was an aggregate approximately $78,000 to the 401(k) Savings Plan, of which an aggregate $4,700 was a contribution for Judy G. Carter and C.R. Kinsey.


1998 LONG TERM INCENTIVE PLAN

     In May 1998, we adopted the SOFTWORKS, Inc. 1998 Long Term Incentive Plan (the "1998 Incentive Plan") in order to motivate our qualified employees, to help us attract employees and to align the interests of those employees with our stockholders' interests.

     The 1998 Incentive Plan provides for the grant of "incentive stock options" within the meaning of the Section 422 of the Internal Revenue Code of 1986, as amended, "non-qualified stock options," restricted stock, performance grants and other types of awards to our and our affiliates' officers, key employees, consultants and independent contractors.


     The 1998 Incentive Plan, which is administered by the Long Term Incentive Plan Administrative Committee of our board of directors, authorizes the issuance of a maximum of 3,727,000 shares of common stock, which may be either newly issued shares, treasury shares, reacquired shares, shares purchased in the open market or any combination thereof. If any award under the 1998 Incentive Plan terminates, expires unexercised, or is cancelled, the shares of common stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. We have outstanding options to purchase 3,727,000 shares of common stock under the 1998 Incentive Plan. Of the 3,727,000 options, James A. Cannavino has been granted 600,000 Type I options and 600,000 Type II options, Judy Carter has been granted 150,000 Type I options and 200,000 Type II options, C.R. Kinsey has been granted 200,000 Type I options and 250,000 Type II options and Robert McLaughlin has been granted 20,000 Type I options and 80,000 Type II options. Mr. Cannavino has exercised 200,000 Type I options.


1999 STOCK OPTION PLAN

     In January 1999, we adopted the 1999 Stock Option Plan (the "1999 Plan") in order to motivate our employees, and to help us attract employees and to align the interests of those employees with our stockholders' interests.

     The 1999 Plan provides for the grant of non-qualified stock options to our officers, key employees, consultants and independent contractors.


     The 1999 Plan, as amended, which will be administered by our board of directors or a committee of our board, authorizes the issuance of a maximum of 1,500,000 shares of common stock, which may be either newly issued shares, treasury shares, reacquired shares, shares purchased in the open market or any combination thereof. If any award under the 1999 Plan terminates, expires, unexercised, or is cancelled, the shares of the common stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. We have outstanding options to purchase 1,310,000 shares of common stock under the 1999 Plan. Of the 1,310,000 options, Judy G. Carter has been granted 175,000 options, C.R. Kinsey has been granted 40,000 options and Robert McLaughlin has been granted 15,000 options.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During our last fiscal year, our Compensation Committee consisted of James
A. Cannavino, Charles Feld and Robert Devine. Neither Mr. Feld nor Mr. Devine is our employee.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth details regarding the options granted during our last fiscal year to Judy G. Carter and C.R. Kinsey, III, the persons listed in the Summary Compensation Table.


                                      INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE VALUE AT ASSUMED
                        ----------------------------------------------     ANNUAL RATES OF STOCK PRICE APPRECIATION
                                            PERCENT OF       EXERCISE                 FOR OPTION TERM(2)
                                           TOTAL OPTIONS     PRICE OR     ------------------------------------------
                            OPTIONS         GRANTED TO      BASE PRICE     EXPIRATION
NAME                      GRANTED(#)       EMPLOYEES(1)     PER SHARE         DATE            5%            10%
----                    ---------------    -------------    ----------    ------------    ----------    ------------
Judy G. Carter(3).....  150,000 Type I                                      6-30-01        $126,758      $  296,720
                        200,000 Type II                                    12-31-02         288,146         671,595
                        -------                                                           ---------     -----------
                        350,000                 9.7%          $7.00                        $414,904      $  968,315

C.R. Kinsey, III(3)...  200,000 Type I                                      6-30-01        $169,011      $  395,626
                        250,000 Type II                                    12-31-02         360,183         839,494
                        -------                                                           ---------     -----------
                        450,000                12.4%          $7.00                        $529,194      $1,235,120


---------------
(1) We granted options for 3,613,850 shares to employees during our fiscal year ended December 31, 1998.

(2) Potential realizable value assumes that our stock price increases from the date the options were granted until the end of the option term at the annual rate specified. Annual compounding results in total appreciation of 15.2% (at 5% per year) for the Type I options with a term of 2.9 years and total appreciation (at 5% per year) of 24.0% for the Type II options with a term of 4.4 years; and 31.8% total appreciation (at 10% per year) for Type I options with a term of 2.9 years and total appreciation (at 10% per year) of 52.1% for the Type II Options with a term of 4.4 years. If the price of our common stock increased at such rates from the price at the end of our 1998 fiscal year ($7.06 per share) over the next three years, our stock price with 5% appreciation would be $8.23 per share and with 10% appreciation would be $9.46 per share. These assumed rates of appreciation are specified in the Commission's rules and are not our estimate or projection of our future stock price growth.


(3) We granted options for 125,000 shares to Judy G. Carter and 40,000 shares to C.R. Kinsey III in February 1999 and 50,000 shares to Judy G. Carter in May 1999, which amounts are not included in this table.

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth information concerning options exercised during the year ended December 31, 1998, by the named executive officers and the value of unexercised options held by them as of December 31, 1998:

                                                                                VALUE OF UNEXERCISED
                                               NUMBER OF UNEXERCISED                IN-THE-MONEY
                                                  OPTIONS/SARS AT                 OPTIONS/SARS AT
                                                  FISCAL YEAR END                FISCAL YEAR END(1)
                                            ----------------------------    ----------------------------
NAME                                        EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                        -----------    -------------    -----------    -------------
Judy G. Carter............................    150,000         200,000       $1,059,375      $1,412,500
C.R. Kinsey III...........................    200,000         250,000        1,412,500       1,765,625

---------------
(1) Based upon the closing price of our common stock of $7.0625 on December 31, 1998.

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

     Our compensation committee did not take action during 1998 and all compensation decisions were made by our entire Board of Directors, subject to applicable employment agreements.

GENERAL POLICIES

     Our compensation programs are intended to enable us to attract, motivate, reward and retain the management talent which we require to achieve our corporate objectives, and thereby increase stockholder value. Our policy is to provide incentives to our senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of our businesses. To attempt to attain these objectives, our executive compensation program includes a competitive base salary and stock-based compensation. See "Management -- Employment Agreements" on page 4.

     Stock options are granted to employees, including our executive officers, under the SOFTWORKS 1998 Long Term Incentive Plan and 1999 Stock Option Plan. We believe that stock options provide an incentive that focuses an executive's attention on managing from the perspective of an owner with an equity stake in the business. Options granted at the time of our initial public offering were awarded at the initial public offering price. Options awarded after that date were awarded at the market price on the date of the grant. Among our executive officers, the number of shares subject to options granted to each individual generally depends upon the level of that officer's responsibility. The largest grants are awarded to the most senior officers who, in the view of the Board of Directors, have the greatest potential impact on our profitability and growth.

COMPENSATION POLICIES FOR OUR EXECUTIVE OFFICERS

     The Board of Directors established, subject to any applicable employment agreements, the salaries which were paid to our executive officers for the past fiscal year. We expect that the Compensation Committee will establish salaries to be paid to our executive officers, subject to their employment agreements, during the coming year. In setting salaries, the Board's decisions concerning the specific 1998 compensation elements for individual executive officers, including our President and Chief Executive Officer, were made taking into account several factors, including competitive compensation data, the extent to which an individual may participate in our stock plans, and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities, and job performance. In all cases, specific decisions involving executive officer compensation were based upon the Board's judgement about the individual executive officer's performance and potential future contributions, and about whether each particular payment or award would be an appropriate reward and incentive for the executive to sustain or enhance our long-term performance.

BASIS FOR COMPENSATION OF OUR CHIEF EXECUTIVE OFFICER


     For fiscal 1998, pursuant to the terms of her employment agreement with us, Judy G. Carter, our President and chief executive officer, received a base salary of $170,833. In light of this employment agreement, the Board of Directors was not required to make any decision regarding Ms. Carter's base compensation. Ms. Carter also received options to purchase 350,000 shares of common stock at the initial public offering price of $7.00 per share. The Board of Directors believes that stock options provide an incentive for Ms. Carter to maximize long-term shareholder value.


                            THE BOARD OF DIRECTORS:

                               James A. Cannavino
                                 Judy G. Carter
                                 Robert Devine
                                  Charles Feld

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC"). These Reporting Persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC. Based solely upon our review of the copies of the forms we have received, we believe that all Reporting Persons complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal 1998.

                            COMMON STOCK PERFORMANCE

     The following graph provides a comparison of cumulative stockholder return among SOFTWORKS, The Nasdaq Stock Market index and the Standard and Poors' Computers (Software and Services) index from August 3, 1998 to March 31, 1999:

                 COMPARISON OF 8 MONTH CUMULATIVE TOTAL RETURN*
          AMONG SOFTWORKS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
               AND THE S&P COMPUTERS (SOFTWARE & SERVICES) INDEX
[LINE GRAPH]

                                                     SOFTWORKS, INC.                                         S & P COMPUTERS
                                                     ---------------              NASDAQ STOCK                 (SOFTWARE &
                                                                                  MARKET (U.S.)                 SERVICES)
                                                                                  -------------              ---------------
8/3/98                                                   100.00                      100.00                      100.00
9/98                                                      71.00                       91.00                      100.00
12/98                                                    101.00                      119.00                      124.00
3/99                                                     204.00                      133.00                      159.00

---------------
* $100 invested on 8/3/98 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

             PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO
                   DECREASE AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has proposed and recommended that you approve an amendment to Article "FOURTH" of our certificate of incorporation decreasing the total number of shares of common stock which we are authorized to issue from 152,000,000 shares to 52,000,000 shares, of which 50,000,000 shares shall be shares of common stock of the par value of $.001 per share and 2,000,000 shares shall be shares of Preferred Stock of the par value of $.001 per share. This proposed amendment to our certificate of incorporation is indicated on Exhibit "A" annexed to this proxy statement.


     The Board of Directors has proposed this amendment to our certificate of incorporation in order to reduce the amount of annual franchise taxes which we pay to the State of Delaware. At the time that we were reincorporated in Delaware, it was determined that it was advisable to have a large number of authorized shares to provide us with additional flexibility for possible capital reorganization, acquisitions, refinancings, exchanges of securities, public offerings and other corporate purposes. We subsequently discovered that the franchise taxes payable for 152,000,000 authorized shares are approximately $90,000 a year. We believe that we are unlikely to need such a large number of authorized shares in the near future. If this amendment is approved, based on the 17,139,734 shares of common stock presently outstanding and the 5,227,000 shares reserved for issuance under our stock option plans, we will have 27,633,266 shares available for issuance, which we believe will be sufficient for the near future.


     Accordingly, the Board of Directors, which recommends that you approve this amendment, believes it would be to our advantage to reduce the number of authorized shares in order to reduce related expenses.

     The proposed amendment to our certificate of incorporation, as amended, must be approved by a majority of our outstanding common stock entitled to vote on this matter at the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSED AMENDMENT.

                           MISCELLANEOUS INFORMATION

     Arthur Andersen LLP, our independent auditors for the fiscal year ended December 31, 1998, has advised us that a representative of the firm plans to be present at the annual meeting, with the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. As of the date of this proxy statement, the Board of Directors does not intend to present at the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this proxy statement should be presented for action at the meeting, we intend that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

     We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain of our officers and regular employees may solicit proxies by telephone, telegraph or personal interview. We may also request brokerage houses, other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of stock held of record by such persons, and may make reimbursement for payments made for their expense in forwarding soliciting material to such beneficial owners.


     Stockholder proposals with respect to our next annual meeting of stockholders must be received by us no later than February 20, 2000 to be considered for inclusion in our next proxy statement.


     A copy of our annual report has been mailed to every stockholder as of the Record Date. Our annual report is not to be considered proxy soliciting material.

                                          By Order of the Board of Directors,

                                          JUDY G. CARTER
                                          President and Chief Executive Officer


Dated: June 25, 1999

Alexandria, Virginia

                                                                     EXHIBIT "A"

                        PROPOSED AMENDMENT TO SOFTWORKS'
                          CERTIFICATE OF INCORPORATION

     The following sets forth the changes to paragraph (a) of Article "FOURTH" of SOFTWORKS' Certificate of Incorporation if the proposed amendment is approved:

          "FOURTH: (a) The total number of shares of all classes of stock which the corporation shall have authority to issue is FIFTY-TWO MILLION (52,000,000) shares. Of these (i) FIFTY MILLION (50,000,000) shares shall be shares of common stock of the par value of $.001 per share; and (ii) TWO MILLION (2,000,000) shares shall be shares of Preferred Stock of the par value of $.001 per share.

                                 SOFTWORKS, INC.



         The undersigned hereby appoints James A. Cannavino and Judy G. Carter, or either of them, attorneys and Proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as Proxy all the stock of the undersigned in SOFTWORKS, Inc., a Delaware corporation, at the Annual Meeting of Stockholders scheduled to be held on August 9, 1999 and any adjournments thereof.




                  (Continued and to be signed on reverse side)



                                                                     SEE REVERSE

                                                                         SIDE

PLEASE MARK YOUR

    /X/ VOTES AS IN THIS

        EXAMPLE

The Board of Directors recommends a vote FOR the following proposals:


1.  Election of the following nominees, as set forth in the proxy statement


          NOMINEE: Robert Devine


                   Charles Feld



                       FOR                          WITHHOLD
                       / /                          / /
                  all nominees                     authority
                  listed above                      to vote



     (Instruction: To withhold authority to vote for any individual nominee, print the nominee's name on the line provided below)



     -----------------------------------------------------------------------

2. Proposal to amend our Certificate of Incorporation to decrease the number of authorized shares of the Corporation from 152,000,000 to 52,000,000

                    For              Against           Abstain

                    / /                / /                / /

3. Upon such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, AND EACH OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. STOCKHOLDERS MAY WITHHOLD THE VOTE FOR ONE OR MORE NOMINEE(S) BY WRITING THE NOMINEE(S) NAME(S) IN THE BLANK SPACE PROVIDED ABOVE. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE.



PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE



SIGNATURE _____________________________________________________________________



SIGNATURE(S) __________________________________________________________________

DATED: __________________________________________________________________, 1999

(Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If a signer is a corporation, execute in full corporate name by authorized officer. If shares are held in the name of two or more persons, all should sign.)